Exhibit 5.1

LAW OFFICES
GARY M. HORGAN (1946-2012)
S. ALAN ROSEN* ROBERT P. BECKHAM III ARTHUR A. COREN* MEL ARANOFF* KHOI DANG * A LAW CORPORATION OF COUNSEL RONALD R. COHN RICHARD MCDONALD MICHAEL M. MURPHY YOUNG H. PARK STEVE SWEENEY	HORGAN, ROSEN, BECKHAM & COREN
	A LIMITED LIABILITY PARTNERSHIP	LOS ANGELES
(213) 975-9595
	SUITE 200	(310) 552-2010
23975 PARK SORRENTO
	CALABASAS, CALIFORNIA 91302-4001	SAN DIEGO
	(818) 591-2121	(619) 295-3160
FACSIMILE (818) 591-3838
www.horganrosen.com

[DRAFT]

[—]     , 2012

The Board of Directors

CU Bancorp

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to CU Bancorp, a California corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4, as amended by Pre-Effective Amendment No. 1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”): (i) 6,930,139 shares of the Company’s common stock, no par value per share (the “Common Stock”), to be issued by the Company in connection with the bank holding company reorganization of California United Bank, a California state-chartered bank, pursuant to which the Company will become the bank holding company for California United Bank through the merger of California United Bank with a merger subsidiary of the Company (the “Bank Holding Company Reorganization”); and (ii) approximately 3,721,442 shares of Common Stock to be issued by the Company in connection with the acquisition of Premier Commercial Bancorp by merger (the “Acquisition”), which number of shares of Common Stock to be issued by the Company may be adjusted as required under the terms of the Merger Agreement (as hereinafter defined). In our capacity as counsel to the Company and for purposes of this opinion, we have examined the following (collectively, the “Documents”):

•	the Agreement to Merge and Plan of Holding Form dated as of December 8, 2011 (the “Formation Agreement”);

•	the Agreement and Plan of Merger, dated December 8, 2011, as amended by the First Amendment to Agreement and Plan of Merger, dated March 21, 2012 (the “Merger Agreement”);

•	the Registration Statement;

The Board of Directors of CU Bancorp

June     , 2012

•	the Certificate of Good Standing from the California Secretary of State, dated April 11, 2012;

•	the Articles of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof;

•	the Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof; and

•	the Resolutions of the Board of Directors, adopted on December 8, 2011, as certified by the Secretary of the Company, as of the date hereof.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.	We have assumed without verification the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.	In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.	The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.	We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E.	We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the California General Corporation Law (the “CGCL”) as in effect on this date. Insofar as the opinions expressed herein relate to the CGCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, we are of the opinion that the 6,930,139 shares of the Company’s Common Stock that may be issued to the holders of California United Bank common stock in connection with the Bank Holding Company Reorganization and the approximately 3,721,442 shares of the Company’s Common Stock that may be issued to the holders of Premier Commercial Bancorp common stock in connection with the Acquisition have been duly authorized by the Company and that, when issued to the shareholders of California United Bank

The Board of Directors of CU Bancorp

June     , 2012

in accordance with the terms of the Formation Agreement upon consummation of the Bank Holding Company Reorganization and to the shareholders of Premier Commercial Bancorp in accordance with the terms of the Merger Agreement upon consummation of the Acquisition, such shares of the Company’s Common Stock will be validly issued, fully paid and nonassessable under the CGCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P.